Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-119069


PROSPECTUS

                           Weingarten Realty Investors

                      COMMON SHARES OF BENEFICIAL INTEREST

                                   __________


     Weingarten Realty Investors, a real estate investment trust formed under the Texas Real Estate Investment Trust Act, intends to offer from time to time, at prices and on terms to be determined at or prior to the time of sale, common shares of beneficial interest, par value $.03 per share, having an aggregate public offering price not to exceed $50,000,000, subject to reduction in the event we sell other common shares of beneficial interest pursuant to separate prospectuses under the registration statement of which this prospectus is a part.

     We will specify the number of common shares offered and the underwriters for the offering, together with the terms and conditions for such offer, the public offering price, the underwriting discounts and commissions and our net proceeds from the sale thereof, in supplements to this prospectus. You should read both the prospectus and the applicable prospectus supplements carefully before you invest.

     Our  common  shares  of  beneficial  interest  trade  on the New York Stock
Exchange  under  the  symbol  "WRI."

                                  ____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus, nor have they determined whether this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

               The date of this prospectus is October 1, 2004.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE WILL NOT MAKE AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, AS WELL AS THE INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENTS CONTAINING THE INFORMATION.


                                TABLE OF CONTENTS
Cautionary Statement Concerning Forward-Looking Statements . . .  (i)
About This Prospectus. . . . . . . . . . . . . . . . . . . . . .    1
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .    1
Description of Capital Shares. . . . . . . . . . . . . . . . . .    1
Restrictions on Ownership. . . . . . . . . . . . . . . . . . . .    3
Federal Income Tax Consequences. . . . . . . . . . . . . . . . .    6
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .   15
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .   18
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Where You Can Find More Information. . . . . . . . . . . . . . .   18
Incorporation of Documents by Reference. . . . . . . . . . . . .   18



           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "plans," "intends," "estimates," "anticipates," "expects," "believes" or similar expressions in this prospectus and the applicable prospectus summary. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict.

     For these statements, we claim the protection of the safe harbor forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus and the applicable prospectus summary or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus and the applicable prospectus summary.

                                      (i)

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using a shelf-registration statement, we may sell, from time to time, in one or more offerings, our common shares of beneficial interest described in this prospectus. The total dollar amount of the common shares we sell through these offerings will not exceed $50,000,000. This prospectus only provides you with a general description of the Plan. Each time we sell common shares pursuant to the Plan, we will provide you with a prospectus supplement that contains the number of shares to be sold in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                                   THE COMPANY

     We are a real estate investment trust based in Houston, Texas. We develop, acquire and own anchored neighborhood and community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

     As of June 30, 2004, we owned or had an equity interest in operating properties consisting of approximately 45.6 million square feet of building area. These properties consist of 278 shopping centers generally in the 100,000 to 400,000 square foot range and 62 industrial projects. Our properties are located in 20 states that span the southern half of the United States from coast to coast. Our shopping centers are anchored primarily by supermarkets, drugstores and other retailers that sell basic necessity-type items. As of June 30, 2004, we leased to approximately 5,000 different tenants under 6,800 separate leases. The weighted average occupancy rate of all of our improved properties as of June 30, 2004 was 94.2%.

     Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000. Our website address is www.weingarten.com. The information contained on our website is not
             ------------------
part of this prospectus.

                                 USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the common shares for:

          -    repayment  or  refinancing  of  debt;

          - acquisition of additional properties or real estate-related securities;

          -    development  of  new  properties;

          -    redevelopment  of  existing  properties;  and

          -    working  capital  and  general  purposes.

Pending the use thereof, we intend, generally, to invest any net proceeds in short-term, interest-bearing securities.

                          DESCRIPTION OF CAPITAL SHARES

     We are a Texas real estate investment trust. Your rights as a shareholder are governed by the Texas Real Estate Investment Trust Act, our declaration of trust and our bylaws. The following summary of terms, rights and preferences of the shares of beneficial interest is not complete. You should read our declaration of trust and bylaws for more complete information.

AUTHORIZED SHARES

     Our declaration of trust provides that we may issue up to 160,000,000 shares of beneficial interest, consisting of 150,000,000 common shares, par value $0.03 per share, and 10,000,000 preferred shares, par value $.03 per share. At August 31, 2004, 88,846,406 common shares, 3,000,000 depositary shares, each representing one-thirtieth of a 6.75% Series D Cumulative Redeemable Preferred Share, and 2,900,000 depositary shares, each representing one-one hundredth of a share of 6.95% Series E Cumulative Redeemable Preferred Shares were issued and outstanding. In addition, we have 1,880,645 common shares available for issuance upon the exercise of options granted under our employee and trust manager share option plans. Mellon Investor Services, LLC is the transfer agent and registrar of our common shares and preferred shares.

SHAREHOLDER LIABILITY

     Under Texas law, you will not be personally liable for any obligation of ours solely because you are a shareholder. Under our declaration of trust, our shareholders are not personally liable for our debts or obligations and will not be subject to any personal liability in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder.

     Notwithstanding these limitations, common law theories of "piercing the corporate veil" may be used to impose liability on shareholders in certain instances. Also, to the extent that we conduct operations in another jurisdiction where the law of that jurisdiction (1) does not recognize the limitations of liability afforded by contract, Texas law or our declaration of trust, and (2) does not provide similar limitations of liability applicable to real estate investment trusts or other trusts, a third party could attempt, under limited circumstances, to assert a claim against our shareholders based upon our obligations.

COMMON SHARES

     Dividends. Subject to any preferential rights of any outstanding series of preferred shares, the holders of our common shares are entitled to such dividends and distributions as may be declared from time to time by the board of directors from funds available therefore. We may pay dividends in either cash, property or in common shares. Payment and declaration of dividends on our common shares and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our preferred shares.

     Distributions and Liquidation Rights. Upon any liquidation, dissolution or winding up of us, holders of our common shares will be entitled to share equally and ratably in any assets available for distribution to them after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any outstanding preferred shares.

     No Preemptive Rights. No holders of our common shares have preemptive or other rights to purchase or subscribe for any common shares.

     REIT Restrictions on Ownership and Transfer. Our common shares are subject to certain restrictions upon ownership and transfer which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of such restrictions, see "Restrictions on Ownership."

     Voting Rights. Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of shareholders, including the election of trust managers. The right to vote is subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, which we describe under "Restrictions on Ownership," below. There is no cumulative voting in the election of trust managers.

     Subject to the terms of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as each other common share.

     According to the terms of our declaration of trust and bylaws and Texas law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:

     - the election of trust managers (which provides that trust managers remain on the board unless and until a nominee for that board seat receives the affirmative vote of the holders of 66 2/3% of our common shares);

     - the amendment of our declaration of trust by shareholders (which requires the affirmative vote of 66 2/3% of all votes entitled to be cast on the matter);

     - our termination, winding up of affairs and liquidation (which requires the affirmative vote of 66 2/3% of all the votes entitled to be cast on the matter); and

     - our merger or consolidation with another entity or sale of all or substantially all of our property (which requires the approval of the board of trust managers and an affirmative vote of two-thirds of all the votes entitled to be cast on the matter).

     Stock Exchange Listing. Our common shares are traded on the New York Stock Exchange under the trading symbol "WRI."

                            RESTRICTIONS ON OWNERSHIP

MAINTAINING REIT STATUS

     In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. For purposes of restrictions on ownership, "capital shares" means our common shares and any securities convertible into common shares.

     Because the board believes it is essential for us to continue to qualify as a REIT, our declaration of trust generally provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:

     - create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

     -    result  in  shares  being  owned  by  fewer  than  100  persons;

     -    result  in  our  being  "closely  held"  within the meaning of Section
          856(h)  of  the  Internal  Revenue  Code;  or

     -     result in our disqualification as a REIT.

     Shares held by a person in excess of 9.8% of our total outstanding capital shares will automatically be deemed to be transferred to us as trustee of a trust for the exclusive benefit of the transferees to whom those shares may ultimately be transferred without violating the 9.8% ownership limit. Such excess shares shall be treated as treasury shares. While in trust, these shares will not be entitled to vote (except as required by law), and will not be entitled to participate in dividends or other distributions. All certificates representing capital shares will bear a legend referring to the restrictions described above.

     These restrictions on ownership may have the effect of precluding the acquisition of control unless our board of trust managers and shareholders determine that maintenance of REIT status is no longer in our best interests.

BUSINESS COMBINATIONS

     Our declaration of trust requires that except in certain circumstances, a business combination between us and a related person must be approved by the affirmative vote of the holders of not less than 80% of our outstanding common shares, including the affirmative vote of the holders of not less than 50% of the outstanding common shares not owned by the related person. However, the 50% voting requirement is not applicable if the business combination is approved by the affirmative vote of the holders of not less than 90% of our outstanding common shares. Our declaration of trust provides that a "business combination" is:

     (1) any merger or consolidation, if and to the extent permitted by law, of us or our subsidiary, with or into a related person;

     (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 35% of the book value of the total assets of us and our subsidiaries (taken as a whole) as of the end of the fiscal year ending prior to the time the determination is being made, to or with a related person;

     (3) the issuance or transfer by us or our subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities by us or our subsidiary to a related person;

     (4) any reclassification of securities (including any reverse share split) or recapitalization by us, the effect of which would be to increase the voting power of the related person;

     (5) the adoption of any plan or proposal for the liquidation or dissolution of us proposed by or on behalf of a related person which involves any transfer of assets, or any other transaction, in which the related person has any direct or indirect interest (except proportionally as a shareholder);

     (6) any series or combination of transactions having, directly or indirectly, the same or substantially the same effect as any of the foregoing; and

     (7) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

     A "related person" generally is defined in the declaration of trust to include any individual, corporation, partnership or other person and the affiliates and associates of any such individual, corporation, partnership or other person which individually or together is the beneficial owner in the aggregate of more than 50% of our outstanding common shares.

     The 80% and 50% voting requirements outlined above will not apply, however, if:

     (1) the trust managers by a vote of not less than 80% of the trust managers then holding office (a) have expressly approved in advance the acquisition of our common shares that caused the related person to become a related person or
(b) have expressly approved the business combination prior to the date on which the related person involved in the business combination shall have become a related person; or

     (2) the business combination is solely between us and another corporation, 100% of the voting stock of which is owned directly or indirectly by us; or

     (3) the business combination is proposed to be consummated within one year of the consummation of a fair tender offer (as defined in the declaration of trust) by the related person in which the business combination, the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of our common shares in the business combination is not less than the price offered in the fair tender offer;

     (4)  all  of  the  following  conditions  shall  have  been  met:

          (a) the business combination is a merger or consolidation, the consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such person became a related person and the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of common shares in the business combination is not less than the highest per-share price, with appropriate adjustments for recapitalizations and for share splits and share dividends, paid by the related person in acquiring any of its holdings of our common shares, which shall constitute a "fair price;"

          (b) the consideration to be received by such holders is either cash or, if the related person shall have acquired the majority of its holdings of our common shares for a form of consideration other than cash, in the same form of consideration with which the related person acquired such majority;

          (c) after such person has become a related person and prior to consummation of such business combination:

          - there shall have been no reduction in the annual rate of dividends, if any, paid per share on our common shares (adjusted as appropriate for recapitalizations and for share splits, reverse share splits and share dividends), except any reduction in such rate that is made proportionately with any decline in our net income for the period for which such dividends are declared and except as approved by a majority of the trust managers continuing in office; and

          - such related person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by us prior to the consummation of such business combination (other than in connection with financing a fair tender offer); and

          (d) proxy statement that conforms in all respects with the provisions of the Exchange Act and the rules and regulations thereunder shall be mailed to holders of our common shares at least 30 days prior to the consummation of the business combination for the purpose of soliciting shareholder approval of the business combination; or

     (5)  the  "rights"  (as  defined  below)  shall  have  become  exercisable.

     If a person has become a related person and within one year after the date of the transaction pursuant to which the related person became a related person, which shall be considered as the "acquisition date,"

     (1)  a  business  combination meeting all of the requirements of paragraphs
(4)(a)(b)(c) and (d) above regarding the applicability of the 80% voting requirement shall not have been consummated;

     (2)  a  fair  tender  offer  shall  not  have  been  consummated;  and

     (3)  we  have  not  been  dissolved  and  liquidated,

     then, in such event the beneficial owner of each common share (not including shares beneficially owned by the related person) shall have the right (each a "right" and collectively the "rights") which may be exercised subject to certain conditions, commencing at the opening of business on the one-year anniversary date of the acquisition date and continuing for a period of 90 days thereafter, subject to certain extensions, to sell to us on the terms set forth herein one share upon exercise of such right. At 5:00 P.M., Houston, Texas time, on the last day of the exercise period, each right not exercised shall become void, all rights in respect thereof shall cease as of such time and the certificates shall no longer represent rights.

     Stock Exchange Listing. Our Series D Cumulative Redeemable Preferred Shares and our Series E Cumulative Redeemable Preferred Shares are listed for trading on the New York Stock Exchange.

                         FEDERAL INCOME TAX CONSEQUENCES

     This section summarizes the material federal income tax issues that you, as a holder of our securities, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. Locke Liddell & Sapp LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our securities. The discussion does not address all aspects of taxation that may be relevant to a particular holder of our securities in light of their personal investment or tax circumstances, or to certain types of holders of our securities that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals or foreign corporations.

     The statements in this section and the opinion of Locke Liddell & Sapp LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF OWNERSHIP OF OUR SECURITIES AND OF OUR TAXATION AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND TAXATION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF OUR COMPANY

     We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1985. We believe that we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT. These laws are highly technical and complex.

     In the opinion of Locke Liddell & Sapp LLP, we qualified to be taxed as a REIT for our taxable year ended December 31, 2003, and our organization and currently proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2004. Investors should be aware that Locke Liddell & Sapp LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Locke Liddell & Sapp LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Locke Liddell & Sapp LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "-Failure to Qualify."

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

     - We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

     - We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to shareholders.

     -    We  will  pay  income  tax  at  the  highest  corporate  rate  on:

          - Net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

               -    Other  non-qualifying  income  from  foreclosure  property.

          - We will pay 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Requirements for Qualification-Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

               - The gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test; multiplied, in each case, by

               -    A  fraction  intended  to  reflect  our  profitability.

     -    If  we  fail to distribute during a calendar year at least the sum of:

               -    85%  or  our  REIT  ordinary  income  for  the  year;

               -    95%  of  our  REIT capital gain net income for the year; and

               -    any  undistributed  taxable income from the earlier periods,

          we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

     - We may elect to retain any pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

     - We will be subject to a 100% tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

     - If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

               - The amount of gain that we recognize at the time of the sale or disposition; and

               - The amount of gain we would have recognized if we had sold the asset at the time we acquired it.

REQUIREMENTS FOR QUALIFICATION

          A REIT is a corporation, trust or association that meets each of the following requirements:

1.   It  is  managed  by  one  or  more  trustees  or  directors;

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. At least 100 persons are beneficial owners of its shares or ownership certificates;

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; and

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

     Our outstanding common shares are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy the share ownership requirements. To protect against violations of the share ownership requirements, our declaration of trust generally provides that no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of our outstanding common shares. In addition, our declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically convert common shares into excess securities to the extent that the ownership otherwise might jeopardize our REIT status. These restrictions, however may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled "-Failure to Qualify."

     To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records.

Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     We currently satisfy, and expect to continue to satisfy, the share ownership requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

     A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

     An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries." A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis.

INCOME TESTS

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

     -    Rents  from  real  property;

     -    Interest  on  loans  secured  by  real  property;

     - Dividends or other distributions on, and gains from the sale of, shares in other REITs;

     -    Gain  from  the  sale  of  real  estate  assets;

     - Income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital;

     - Income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property;

     -    Abatements  and  refunds  of  real  property  taxes;  and

     - Amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

     First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

     -    Are  fixed  at  the  time  the  leases  are  entered  into;

     - Are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

     -    Conform  with  normal  business  practice.

     More generally, the rent will not qualify as "rents from real property" if, considering the lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We generally do not intend to lease property and receive rentals based on the tenant's income or profit.

     Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a "related party tenant") other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person.

     As described above, we may own up to 100% of the stock of the stock of one or more taxable REIT subsidiaries. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as "rents from real property" as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary, (2) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

     Third, the rent attributable to the personal property leased in connection with the lease of a party must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the "personal property ratio").

     Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a taxable REIT subsidiary. However, we need not provide services through an "independent contractor," but instead may provide services directly or indirectly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties.

     We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants. Consequently, we believe that substantially all of our rental income will be qualifying income under gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

     If a portion of the rent that we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test.

     In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee's proportionate share of a property's operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that such charges do not qualify as "rents from real property," they instead may be treated as interest that qualifies for the 95% gross income test.

     Interest. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term
"interest" solely by being based on a fixed percentage or percentages of receipts of sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

     - That is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

     - For which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

     - For which the REIT makes a proper election to treat the property as foreclosure property.

     Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day;

     - On which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

     - On which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

     - Which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT does not derive or receive any income.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws Those relief provisions generally will be available if:

     - Our failure to meet such tests is due to reasonable cause and not due to willful neglect;

     -    We  attach  a schedule of the sources of our income to our tax return;
          and

     - Any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90%, of our gross income exceeds the amount of qualifying income under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS

     To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

     First,  at  least  75%  of  the  value of our total assets must consist of:

     -    cash  or  cash  items,  including  certain  receivables;

     -    government  securities;

     - interests in real property, including leaseholds and options to acquire real property and leaseholds;

     -    interests  in  mortgages  on  real  property;

     -    shares  in  other  REITs;  and

     - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

     Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

     Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

     Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

     Fifth, no more than 25% of the value of our total assets may consist of securities, other than government securities and securities that constitute real estate assets.

     For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities are not treated as "securities" for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership).

     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset test at the end of a calendar quarter, we will not lose our REIT status if:

     - We satisfied the asset tests at the end of the preceding calendar quarter; and

     - The discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

DISTRIBUTION REQUIREMENTS

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

     -    The  sum  of:

          - 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss; and

          - 90% of our after-tax net income, if any, from foreclosure property; minus

     -    the  sum  of  certain  items  of  non-cash  income.


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


     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

     -    85%  of  our  REIT  ordinary  income  for  such  year;

     -    95%  of  our  REIT  capital  gain  income  for  such  year;  and

     -    any  undistributed  taxable  income  for  prior  periods.

     We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional securities.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

RECORDKEEPING REQUIREMENTS

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designated to disclose the actual ownership of our outstanding shares. We have complied, and intend to continue to comply, with these requirements.

FAILURE TO QUALIFY

     If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.


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


TAXABLE REIT SUBSIDIARIES

     As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. We and our corporate subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. A corporation of which a qualifying taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable
REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

STATE AND LOCAL TAXES

     We and/or you may be subject to taxation by various states and localities, including those in which we or you transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

                              PLAN OF DISTRIBUTION

     We  may  sell  the  securities  offered  by  this  prospectus:

     -    to  or  through  one  or  more  underwriters  or  dealers,

     -    directly  to  purchasers,

     -    through  agents,  or

     -    through  a  combination  of  any  of  these  methods  of  sale.

     We may sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of the securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include:

     -    block  trades,

     -    fixed-price  offerings;

     -    at-the-market  offerings,

     -    negotiated  transactions,

     -    put  or  call  option  transactions  relating  to  the  securities,

     -    under  delayed delivery contracts or other contractual commitments, or

     -    a  combination  of  such  methods  of  sale.

     We may determine the price or other terms of the securities offered in this prospectus or any applicable prospectus supplement by use of an electronic auction. We will describe how any auction will determine the price or any other


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


terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

     Each time we offer securities pursuant to this prospectus, the prospectus supplement, if required, will set forth:

          - the name of any underwriter, dealer or agent, if any, involved in the offer and sale of the securities;

          -    the  terms  of  the  offering;

          - any discounts, concessions or commissions and other items that may constitute compensation received by the underwriters, dealers, agents or broker-dealers;

          -    any  initial  public  offering  price,

          - any discounts or concessions allowed or reallowed or paid to dealers,

          -    any  securities exchanges on which the securities will be listed;
               and

          -    the  anticipated  delivery  date  of  the  securities.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (as their agents in connection with the sale of securities). The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other purchasers participating in the distribution of the securities may be considered "underwriters" under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by them on the sale of the securities may be treated as underwriting discounts and commissions.

     Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

     If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices relating to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased.

     The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in the prospectus supplement. Unless otherwise indicated, any such agent will be acting on a best efforts only basis for the period of its appointment.

     We may engage J.P. Morgan Securities Inc. (JPMorgan) to act as agent or principal for offerings from time to time of shares of our common stock in one or more placements pursuant to the terms of a distribution agreement. The terms of sales to or through JPMorgan pursuant to any distribution agreement will be set out in more detail in a prospectus supplement to this prospectus. In its capacity as agent, JPMorgan would use commercially reasonable efforts to sell the shares pursuant to the terms agreed to with us, including the number of shares to be offered in the placement and any minimum price below which sales may not be made. JPMorgan, in its capacity as agent or principal, could arrange for or make sales in privately negotiated transactions, at the market in the existing trading market for our common stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an "at the market offering" as defined in Rule 415 promulgated under the Securities Act and/or any other method permitted by law.

     Any common stock sold through JPMorgan or any other underwriters or agents in any at-the-market offerings will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding proceeds which will be raised or commissions to be paid are impossible to determine. We will report at least quarterly the number of shares of common stock sold in at-the-market offerings, the net proceeds to us and the compensation paid by us to JPMorgan or any other underwriters or agents in connection with such sales of common stock. Pursuant to the terms of any distribution agreement with JPMorgan or any other distribution agreement we may enter into, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities.

     The number of shares that we may sell in at-the-market offerings pursuant to this prospectus may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

     In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

     The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

     If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

     Our common stock is listed on the New York Stock Exchange under the symbol "WRI." Any shares of common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters or agents to or through which we may sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of our trading market for any securities that we may sell.

     Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers.

     Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

                                  LEGAL MATTERS

     Unless otherwise noted in a prospectus supplement, Locke Liddell & Sapp LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus and certain tax matters. Counsel for any underwriters or agents will be noted in the applicable prospectus supplement.

                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003, as amended in the Current Report on Form 8-K filed on September 8, 2004, and the Current Report on Form 8-K filed on September 9, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. In addition, you may read and copy our SEC filings at the offices
-----------
of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or at the SEC's Public Reference Room at Room 1200, 450 Fifth Street, N.W.,
Washington,  D.C.  20549.  Our  website  address  is  www.weingarten.com.
                                                      ------------------

     This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     This prospectus "incorporates by reference" information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supercedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7 of Form 8-K):

     -    Annual  Report  on  Form  10-K  for  the year ended December 31, 2003.

     -    Quarterly  Report  on  Form  10-Q for the quarter ended June 30, 2004.

     - Current Report on Form 8-K filed with the SEC under Item 8.01 on September 8, 2004.

     - Current Report on Form 8-K filed with the SEC under Item 2.01 on September 9, 2004.

     -    Schedule  14A  filed  with  the  SEC  on  March  17,  2004.

     - The description of our common shares of beneficial interest contained in our registration statement on Form 8-A filed March 17, 1988.

     You may request copies of these filings at no cost by writing or telephoning our Investor Relations Department at the following address and telephone number:

                           Weingarten Realty Investors
                            2600 Citadel Plaza Drive
                                    Suite 300
                              Houston, Texas 77008
                                 (713) 866-6000


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